                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of July ____, 1996, by and between DCAmerica Inc., a Delaware corporation, ("Seller") and Capstone Pharmacy Services, Inc., a Delaware corporation ("Buyer").


                                  WITNESSETH:

         WHEREAS, Seller owns one hundred percent (100%) of the capital stock (the "Stock") of DCMed Inc., a Delaware corporation (the "Corporation" or "DCMed"); and

         WHEREAS, DCMed owns one hundred percent (100%) of the capital stock of MediDyne Corp., a New Jersey corporation ("MediDyne") that owns and operates a Medicare Part B business specializing in providing products and services to patients in long-term care facilities and at home (the "Business"); and

         WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Stock.

         NOW, THEREFORE, in consideration of the premises, and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby agree as follows:


                                   ARTICLE 1

                           PURCHASE AND SALE OF STOCK

         1.1 Stock to be Purchased. On Closing, Seller agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Seller, all of the Stock free and clear of all claims, liens, restrictions, suits, proceedings, calls, proxies, charges, options, security interests, and encumbrances of any kind.

         1.2 Assets at Closing. At Closing DCMed shall own or lease, as specified, all assets used to operate the Business, either directly or through MediDyne, including, without limitation, the following:

                 (a) All of the assets purchased by Seller pursuant to the January 1, 1996 Asset Purchase Agreement dated January 1, 1996, by and among MediQuest, Inc., Stanley Tractenberg, Gayle Uhlenberg and Seller, that were assigned by Seller to MediDyne pursuant to an Assignment and Assumption Agreement dated January 1, 1996 (the "Purchase Date") (except for those assets previously conveyed by Seller to Buyer or those assets that have been used or sold in the ordinary course of business);



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                 (b)     All of the assets purchased by MediDyne pursuant to
the April 30, 1996 Asset Purchase Agreement dated April 30, 1996, by and among Medical Biotics Corp., as Seller, Nicholas Minicucci, Jr., as Shareholder, and MediDyne as Buyer (except for those assets that have been used or sold in the ordinary course of business);

                 (c) All tangible personal property, medical and other equipment, machinery, data processing and computer hardware and software, furniture, furnishings, appliances, vehicles and other tangible personal property of every description and kind and all replacement parts therefor which are either owned by MediDyne or used or maintained or operated by MediDyne in connection with its Business (collectively the "Equipment and Furnishings");

                 (d) All inventory of goods and supplies used or maintained in connection with MediDyne's business (collectively the "Inventory");

                 (e)      All accounts and notes receivable of MediDyne;

                 (f) All patient, medical, personnel and other records of DCMed or MediDyne;

                 (g) To the extent transferable, all licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises necessary to construct, operate and conduct the business, together with assignments thereof, if required, and all waivers which DCMed or MediDyne currently has, if any, of any requirements pertaining to such licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises;

                 (h)      The name "MediDyne";

                 (i) All of DCMed's and MediDyne's rights and interests pursuant to any contracts to which they are a party, including, without limitation, noncompetition agreements, leases, and contracts for purchase, sale or lease of goods or services currently furnished or to be furnished at or to its business;

                 (j) All intellectual property and other intangibles of DCMed or MediDyne; and

                 (k) All trademarks, service marks, trade names, labels or other trade rights of DCMed or MediDyne.

The properties and assets hereinabove described are hereinafter collectively referred to as the "Assets".

         1.3 Assumption of Obligations. At Closing the Corporation will retain and continue to be liable for, and subject to, all of the contracts, leases, notes payable, accounts payable, commitments and agreements of the Corporation (the "Assumed Obligations") except for those excluded obligations listed on Schedule 1.3 hereof, and except for liability for suits, claims, indemnities, taxes (and any penalties and interest and defense costs related thereto), contingent liabilities and other obligations of the Corporation the basis for which occurred prior to the Effective





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Date and during the time that the Seller owned the asset giving rise to such liability (collectively, the "Excluded Obligations").

         1.4 Assets and Liabilities. By virtue of this transaction, Seller represents that the Corporation shall own and retain the Assets free of all liens, restrictions and encumbrances and the Corporation shall not retain or assume or be liable for any liabilities, claims or obligations except for the Assumed Obligations.

         1.5 Delivery of Common Stock. Seller shall deliver to Buyer at Closing all stock certificates representing the Stock, duly endorsed for transfer or accompanied by duly executed stock powers. The Stock will be conveyed to Buyer fully paid and nonassessable with good and valid title, free and clear of all liens, charges, claims, liabilities, encumbrances, security interest, restrictive agreements, options, rights of others and imperfections of title of any nature whatsoever with respect thereto (except for standard restrictions imposed by federal and state securities laws, if any) including all amounts due and payable for federal, state and local transfer taxes.

         1.6 Closing. The Closing under this Agreement shall take place at the offices of Harwell Howard Hyne Gabbert & Manner, P.C. as soon as possible after the parties satisfy the conditions precedent to Closing, or at such other time and place as Buyer and Seller shall mutually agree in writing. Upon consummation, Closing and the transfer of Stock to Buyer shall be deemed to be effective at the opening of business on July 1, 1996 (the "Effective Date"). Seller shall be liable for the risk of loss through the date of Closing.

         1.7 Purchase Price. The purchase price payable by Buyer to Seller for the Stock (the "Purchase Price") is set forth in Schedule 1.7 to this Agreement and shall be paid in cash on the final closing date, which shall occur no later than ten (10) business days of Closing.

         1.8 Post-Closing Adjustment. On March 1, 1997, or such later date as the parties mutually agree or is necessary to resolve the dispute described on Schedule 2.9, (the "Post-Closing Date") the parties hereby agree that that portion of Medidyne's business represented by Medical Biotics will be valued in accordance with the method and accounting principles used to value Medical Biotics as of the date of its purchase by Medidyne, and Buyer shall pay to Seller upon Seller's agreement with said valuation, within ten (10) business days of the Post-Closing Date, any amount by which said valuation exceeds $1,000,000, up to an additional maximum earnout of $422,000, minus any unreimbursed costs or expenses incurred by Buyer in connection with the dispute described on Schedule 2.9. In the event the Buyer and Seller are not able to reach agreement concerning the valuation within ten (10) days of the Post-Closing Date, any claim or dispute shall be resolved in accordance with the procedure described in Section 7.4(b) of this agreement.





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

                                   ARTICLE 2

                    SELLER'S REPRESENTATIONS AND WARRANTIES

         As an inducement to Buyer to enter into this Agreement and to perform the transactions contemplated hereby, Seller represents and warrants to Buyer that the following shall be true and correct on the date of the Closing:

         2.1 Organization and Standing. The Corporation is duly organized, validly existing and in good standing under the laws of Delaware. MediDyne was organized and is validly existing and in good standing under the laws of New Jersey. The Corporation has all requisite corporate power and authority to own, operate and lease its properties including the Assets and to carry on its business in the manner now being conducted. The only shareholder of the Corporation is Seller. Except for the stock of MediDyne the Corporation owns no capital stock of any other corporation, or any security or option convertible into the capital stock of any corporation or partnership or joint venture interest in any partnership, joint venture or business enterprise.

         2.2 Authority. The execution and delivery of this Agreement and each other agreement or instrument pursuant hereto, and the performance by each of Seller, the Corporation and MediDyne of its obligations hereunder are within its authority, have been duly authorized by proper corporate proceedings, and will not contravene or constitute a default under or with respect to the Charter or By-Laws of each of Seller, the Corporation and MediDyne or of any agreement, judgment, order or other instrument binding upon or relating to each of Seller, the Corporation and MediDyne.

         2.3     Capitalization and Stock Ownership.   All issued and
outstanding shares of stock of the Corporation and MediDyne have been duly authorized, validly issued and are fully paid and nonassessable and are owned free and clear of any liens, charges, encumbrances, security interests, pledges or any other restrictions whatsoever. At Closing, neither the Corporation nor MediDyne shall have outstanding subscriptions, options, warrants, calls, contracts, convertible securities or other instruments, agreements or arrangements of any character or nature whatsoever under which either such entity is or may be obligated or compelled to issue any capital stock, any shares of any class of preferred stock or any other securities of any kind, or to transfer or modify any right with respect to outstanding shares and no one has any pre-emptive rights, rights of first refusal or similar rights with respect to equity interest or stock of the Corporation or MediDyne. Neither Seller nor the Corporation is a party to, and there exist no voting trusts, shareholders' agreements, pledge agreements or other agreements relating to or restricting the transferability of any shares of the stock or equity interests of the Corporation.

         2.4     Financial Statements.

                 (a) Annexed hereto as Schedule 2.4(a) are the consolidated balance sheet and related statements of income for Mediquest for the year ended December 31, 1996, (collectively, the "Financial Statements"). The Financial Statements are, to Seller's knowledge, fair, accurate presentations of the financial condition of Mediquest and the results of operations of the Mediquest as of the respective dates and for the respective periods indicated. Except as disclosed on Schedule





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2.4(a), the Financial Statements have been prepared, to Seller's knowledge, in accordance with generally accepted accounting principles consistently applied and disclose all liabilities, whether absolute, accrued, contingent, liquidated or unliquidated, matured or not yet due; including tax liabilities or otherwise existing as of the respective dates. There exists, to Seller's knowledge, no basis for the assertion of any liability or obligation not adequately reflected in the Financial Statements. The Financial Statements contain, to Seller's knowledge, no untrue or misleading statements and do not omit anything that would cause them to be misleading or inaccurate in any material respect.

                 (b) Prior to Closing, Seller shall deliver unaudited financial statements as of and for the three months ended March 31, 1996 (the "Interim Financial Statements") for Medidyne and shall make any and all books and records of the Corporation available to Buyer and Buyer's auditors and Buyer's lender at reasonable times, and after Closing Seller shall cooperate with Buyer in order to permit Buyer to conduct an audit of the Corporation's financial statements for any period prior to Closing not already audited. Such audit, if any, shall be at Buyer's expense. The books and records of the Corporation are in such order and completeness so that an unqualified audit may be performed for such periods.

                 (c) Neither the Corporation nor MediDyne has incurred liabilities since the Purchase Date, directly or indirectly, whether absolute, contingent or fixed, liquidated or unliquidated, matured or not yet due, of any nature, including tax liabilities, except as specified in the Financial Statements.

         2.5     Property.

                 (a) Schedule 2.5(a) sets forth (i) a true and correct copy of each and every lease of real property to which the Corporation or MediDyne is a party; and (ii) a description of all other interests, if any, in real property owned or leased by the Corporation or MediDyne.

                 (b) Schedule 2.5(b) sets forth a list and description of all Equipment and Furnishings leased by the Corporation or MediDyne with a true and correct copy of each such lease. The Equipment and Furnishings are all of the equipment and furnishings used in the Business, and none of the Equipment and Furnishings is obsolete or otherwise unusable in the operation of the Business.

                 (c) All leases listed or described in Schedule 2.5(a) and 2.5(b) were validly entered into and are enforceable against the lessor. The Corporation and, to the knowledge of Seller, each respective lessor identified in any such lease, is not in default under the terms of any such lease, and no event has occurred which with notice, the lapse of time or any action could result in a default by the Corporation or, to the knowledge of Seller, any lessor under the terms of any such lease.

                 (d) The Corporation or MediDyne has good and marketable title to all of the Assets except for the leased Assets, free and clear of all liens, security interests, financing statements, mortgages, conditional sale or other title retention agreements, assessments, covenants, restrictions, reservations, claims and encumbrances.





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


         2.6 Licenses and Permits. The Corporation and MediDyne have all necessary or required approvals, certificates of need, licenses, permits, registrations, agreements, instruments, documentation, authorizations and certificates (whether federal, state or local) necessary to conduct its business.

         2.7 Filing Reports. All returns, reports, plans and filings of any kind or nature required to be filed by the Corporation and MediDyne since the Purchase Date with all federal, state or local governmental authorities (the "Reports") have been properly completed and timely filed in compliance with all applicable requirements. Each such Report contains no untrue or misleading statements and does not omit anything which would cause it to be misleading or inaccurate in any respect.

         2.8     Absence of Default.  Upon receipt of the consents specified in
Schedule 2.8, the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by the Corporation or Seller will not constitute a violation of, or be in conflict with, and will not, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability affecting the Assets, or result in the creating of imposition of any security interest, lien, charge or other encumbrance upon any of the Assets with respect to:

                 (a) any term of provision of the Articles of Incorporation or corporate Bylaws of the Corporation;

                 (b) any contract, lease, agreement, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which the Corporation or Seller are a party or by which the Corporation or Seller are bound;

                 (c) any judgment, decree, order, regulation or rule of any court or regulatory authority; or

                 (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Seller or the Corporation is subject. Except for the consents obtained pursuant to Section 4.5, no approval, consent or authorization of any federal, state or local governmental or regulatory agency or any other third party is required in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

         2.9     No Litigation or Adverse Events.  Except as disclosed on
Schedule 2.9, there is no suit, claim, action, or legal, administrative, arbitration, or other proceeding or governmental investigation pending or threatened (and no fact or facts exist which could result in any such claim, action, proceeding or investigation) by or against the Corporation, and no event or condition of any character pertaining to the Corporation, MediDyne, the Assets, the Stock or Seller exist that could (1) prevent the consummation of the transaction contemplated by this Agreement, (2) either individually or in the aggregate, materially adversely affect Buyer's ownership, enjoyment or





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operation of the Stock or the Corporation's operation of the Assets, or (3)
either individually or in the aggregate, materially diminish the value of the Corporation or Assets as a going concern.

         2.10 Broker's Fees. No broker, agent, finder or investment bank or other person is entitled to any brokerage, finder or other fee or commission from Seller, the Corporation or MediDyne in connection with the transactions contemplated by this Agreement.

         2.11 Environmental Matters. There are no past, existing or potential violations of federal, state or local laws or regulations relating to environmental protection or to storage, handling or disposal of hazardous wastes, nor any potential for assessments or liability relating thereto, affecting the Assets. There are no underground storage tanks at property owned, leased or operated by the Corporation.

         2.12 Bankruptcy, Etc. Neither the Corporation nor Seller is involved in any proceedings in any court under any bankruptcy law or any other insolvency or debtors' relief law, whether federal or state, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official.

         2.13 Referral Payments. Neither the Corporation nor Seller has engaged in any practice or procedure which results in the payment by, or on behalf of, the Corporation to a person or entity in connection with a patient referral to the Corporation by such person or entity that is in violation of any state or federal rule, regulation or law.

         2.14 Disclosure. No representation or warranty by Seller in this Agreement, nor any document, statement, certificate, or schedule furnished to or to be furnished or made by Seller pursuant hereto, or in connection with the transaction contemplated hereby, contains or will contain any untrue statement of fact, or omits or will omit to state a fact necessary to make the statement of facts contained herein and therein not misleading.

         2.15 No Omissions or Misstatements. None of the representations, warranties, covenants or other information in this Agreement and Schedules hereto, contains any untrue statement of a material fact, or is misleading in any material respect, or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made.


                                   ARTICLE 3

                     BUYER'S REPRESENTATIONS AND WARRANTIES

         As an inducement to Seller to enter into this Agreement and transactions contemplated hereby, Buyer represents and warrants to Seller as follows:

         3.1 Organization. Buyer is a corporation duly authorized, validly existing and in good standing under the laws of Delaware.





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         3.2     Authority.  The execution and delivery of this Agreement and each other agreement or instrument pursuant hereto, and the performance by Buyer of its obligations hereunder are within its authority, have been duly authorized by proper corporate proceedings, and will not contravene or constitute a default under or with respect to the Charter or By-Laws of Buyer or of any agreement, judgment, order or other instrument binding upon or relating to Buyer.


         3.3 Broker's Fees. No broker, agent, finder or investment bank or other person is entitled to any brokerage, finder or other fee or commission from Buyer in connection with the transactions contemplated by this Agreement.

         3.4 Bankruptcy. Buyer is not involved as a debtor in any proceedings in any court under any bankruptcy law or other insolvency or debtor's relief law, whether federal or state or for the appointment of a trustee receiver, liquidation, assignee, sequestrator or other similar official.


                                   ARTICLE 4

                   CONDITIONS TO BUYER'S OBLIGATIONS TO CLOSE

         Buyer's obligation to close shall be subject to the satisfaction of the following conditions prior to or at Closing, unless waived in writing by Buyer.

         4.1 Representations and Warranties True at Closing. The representations and warranties made by Seller in this Agreement shall be true in all respects on and as of Closing with the same effect as though such representations and warranties had been made or given on and as of Closing.

         4.2 Authority and Government Approvals. Buyer shall have obtained such licenses, permits, approvals and other authorizations from all applicable federal, state and local agencies or others that are necessary to purchase the Assets, and for Buyer through the Corporation to operate the Assets in the same manner and on the same conditions as is currently operated by the Corporation.

         4.3 Inspection of Assets. Buyer and its representatives shall have had and continue to have reasonable rights of inspection of the Assets and operations of the Corporation.

         4.4 Approval by Buyer's Disinterested Directors. Those directors of Buyer having no direct or indirect interest in DCAmerica shall have approved of this acquisition.

         4.5 Third Party Consents. Seller shall deliver to Buyer any consents, approvals and authorizations of third parties which are necessary in the reasonable opinion of Buyer for the execution, delivery and consummation of this Agreement, including without limitation, those necessary for the assignment of Service Agreements and the Leases and Contracts included in the Assumed Obligations.

         4.6 Possession. Seller shall deliver to Buyer full possession and control of the Assets.





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         4.7     Assumption of Liabilities.  Seller shall assume and covenant to fully perform and comply with all of the obligations of the Corporation except the Assumed Obligations by instruments reasonably acceptable to Buyer and Buyer's counsel.

         4.8 Consent. Buyer's obligations set forth in this agreement are conditioned on it obtaining consent from its primary lender.


                                   ARTICLE 5

                  CONDITIONS TO SELLER'S OBLIGATIONS TO CLOSE

         Seller's obligations to close shall be subject to the satisfaction of the following conditions prior to or at Closing, unless waived in writing by
Seller:

         5.1 Representations and Warranties True at Closing. The representations and warranties made by Buyer in this Agreement shall be true in all respects on and as of Closing with the same effect as though such representations and warranties had been made or given on and as of Closing.

         5.2 Approval of Legal Matters. The form of certificates, instruments and documents to be executed and/or delivered by Buyer to Seller pursuant to this Agreement and all legal matters with respect to the transaction as herein contemplated shall be reasonably satisfactory to Seller's counsel, whose approval shall not be unreasonably withheld or delayed.


                                   ARTICLE 6

                       DOCUMENTS AT CLOSING; POST CLOSING

                 6.1 Delivery of Documents by Seller. At Closing, Seller shall deliver to Buyer the following:

                 (a) Stock Certificates duly endorsed by Seller, or with stock powers attached, representing all of the shares of Stock, which Seller represents constitutes all of the issued and outstanding capital stock and equity interest of the Corporation on Closing.

                 (c) The resignation of each member of the Board of Directors and all the officers of the Corporation and MediDyne effective as of Closing, except for such directors and officers as may be designated in writing by Buyer prior to Closing.

                 (d) All corporate minute books, seals, stock transfer books and all records of the Corporation and MediDyne and their respective predecessors.

                 (e) The right to immediate possession of all real property and all personal property owned or leased by the Corporation.





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                 (f)      All permits, certificates of need, licenses,
authorizations and approvals in connection with the consummation of the transactions contemplated hereunder that are transferrable under applicable law as at Closing.

         6.2 Delivery by Buyer. At Closing, or within five (5) business days following Closing, Buyer shall deliver to Seller the Purchase Price.


                                   ARTICLE 7

                   SURVIVAL OF PROVISIONS AND INDEMNIFICATION

         7.1 Survival. The covenants, obligations, representations and warranties of Buyer and Seller contained in this Agreement or any certificate or document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto notwithstanding any investigation prior to Closing and shall survive for a period of two years from the date of Closing and shall not be merged into any deeds or other documents delivered in connection with Closing.

         7.2 Indemnification by Seller. Subject to Section 7.7, Seller promptly shall indemnify, defend and hold harmless the Corporation and Buyer and the directors, officers, shareholders, employees and agents of the Corporation and Buyer (and with respect to the COBRA coverage, the Corporation and Buyer and all affiliated corporation within a controlled group relationship with Buyer (as determined under Section 414 of the Internal Revenue Code), and their employees) against any and all loss, cost, and expenses (including reasonable cost of investigation, court costs and legal fees) and other damages resulting from (i) any breach by Seller of any of its covenants, obligations, representations or warranties or breach or untruth of any covenant, obligation, representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Seller delivered pursuant to this Agreement, and
(ii) any claim (whether or not disclosed herein), including any claim related to the matter disclosed on Schedule 2.9, that is brought or asserted by any third party(s) against Buyer, Medidyne, or the Corporation arising out of the ownership, licensing, operation, action, inaction or conduct of the Seller or arising out of the Corporation's or Medidyne's ownership, licensing, operation of the Assets during the time Seller owned the Corporation, and (iii) any claim (whether or not disclosed herein) that is brought or asserted by any third party(s) against Buyer, the Corporation, or Medidyne arising out of the action(s) of Seller's employees, agents or independent contractors, relating to all periods of time prior to the Effective Date, except the Assumed Liabilities. Any indemnification payment pursuant to the foregoing shall include interest at a floating rate equal to two points over the prime rate of NationsBank of Tennessee, N.A., from time to time, (the "Rate") from the date the loss, costs, expenses or damages were incurred until the date of payment.

         7.3 Indemnification by Buyer. Subject to Section 7.7, Buyer and the Corporation, jointly and severally, shall promptly indemnify, defend, and hold harmless Seller against any and all loss, costs, and expenses (including reasonable cost of investigation, court costs and legal fees) and other damages resulting from (i) any breach by Buyer of any of its covenants, obligations, representations or warranties or breach or untruth of any covenant, obligation, representation, warranty, fact or





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conclusion contained in this Agreement or any certificate or document of Buyer delivered pursuant to this Agreement, (ii) any claim which is brought or asserted by any third party(s) against Seller for failure to pay or perform any of the Assumed Liabilities, and (iii) any claim (whether or not disclosed herein) which is brought or asserted by any third party(s) against Seller arising out of the ownership, licensing, operation, action, inaction or conduct of Buyer or the Corporation or Buyer's employees, agents or independent contractors, relating to all periods of time following the Effective Date. Any indemnification payment pursuant to the foregoing shall include interest at the Rate from the date of the loss, costs, expenses or damages were incurred until the date of payment.

         7.4 Rules Regarding Indemnification. The obligations and liabilities of each party which may be subject to indemnification liability hereunder (the "indemnifying party") to the other party (the "indemnified party") shall be subject to the following terms and conditions:

                 (a) Claims by Non-parties. The indemnified party shall give written notice within a reasonably prompt period of time to the indemnifying party of any written claim by a third party which is likely to give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in this Article, stating the nature and basis of said claim and the amount thereof, to the extent known. The indemnified party shall give notice to the indemnifying party that pursuant to the indemnity, the indemnified party is asserting against the indemnifying party a claim with respect to a potential loss from the third party claim, and such notice shall constitute the assertion of a claim for indemnity by the indemnified party. If, within thirty (30) days after receiving such notice, the indemnifying party advises the indemnified party that it will provide indemnification and assume the defense at its expense, then so long as such defense is being conducted, the indemnified party shall not settle or admit liability with respect to the claim and shall afford to the indemnifying party and defending counsel all reasonable assistance in defending against the claim. If the indemnifying party assumes the defense, counsel shall be selected by such party and if the indemnified party then retains its own counsel, it shall do so at its own expense. If the indemnified party does not receive a written objection to the notice from the indemnifying party within 30 days after the indemnifying party's receipt of such notice, the claim for indemnity shall be conclusively presumed to have been assented to and approved, and in such case the indemnified party may control the defense of the matter or case and, at its sole discretion, settle or admit liability. If within the aforesaid 30 day period the indemnified party shall have received written objection to a claim (which written objection shall briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of ten
(10) days after receipt of such objection the parties shall attempt to settle the dispute as between the indemnified and indemnifying parties. If they are unable to settle the disputed claim, the unresolved issue or issues shall be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association.

                 (b) Claims by a Party. The determination of a claim asserted by a party hereunder (other than as set forth in subsection (a) above) pursuant to this shall be made as follows: The indemnified party shall give written notice within a reasonably prompt period of time to the indemnifying party of any claim by the indemnified party which has not been made pursuant to subsection (a) above, stating the nature and basis of such claim and the amount thereof, to the extent known. The claim shall be deemed to have resulted in a determination in favor of the indemnified party and to have resulted in a liability of the indemnifying party in an amount equal to the amount of such claim estimated pursuant to this Section if within forty-five (45) days after the indemnifying party's receipt of the claim the indemnified party shall not have received written objection to the claim. In such event, the claim shall be conclusively presumed to have been assented to and approved. If within the aforesaid forty-five (45) day period the indemnified party shall have received written objection to a claim (which written objection shall briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of sixty (60) days after receipt of such objection the parties shall attempt to settle the disputed claim as between the indemnified and indemnifying parties. If they are unable to settle the disputed claim, the unresolved issue or issues shall be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association.

         7.5 Assignment by Buyer. No consent by Seller shall be required for any assignment or reassignment of the rights of Buyer under this Article.

         7.6 Corporation Not Liable. Notwithstanding anything to the contrary contained in this Agreement, the indemnification obligations under
Section 7.2 are solely that of Seller, and are not the obligations of the Corporation (since after Closing the Corporation will be owned by Buyer). Seller will not seek contribution, recourse or redress of any kind against the Corporation in connection with any indemnification obligations whether pursuant to corporate law or contractual rights of Seller except for rights under
Section 7.3.

         7.7 Limitation on Indemnification. No party shall be entitled to indemnification beyond its damages and expenses. It is expressly understood and agreed by the parties hereto, without regard to the representations and warranties made herein, that Seller shall not be liable for and Buyer shall not be entitled to indemnification with respect to any liability arising from facts or events related to the ownership or operation of the Business before the purchase Date except as known by Seller as of the Closing date and not disclosed herein. Seller's obligations under this Article shall in no event exceed the Purchase Price.


                                   ARTICLE 8

                                 MISCELLANEOUS

         8.1 Notices. Any notice or other communication required or permitted to be given hereunder shall be deemed to have been properly given upon personal delivery, or three days after deposit when deposited in the United States mails if mailed by certified mail, postage prepaid, or one day after deposit with an overnight courier or delivery service provided that the sending party has a receipt of such deposit, addressed as follows (or to such other addresses as the parties may specify by due notice to the others):

         Buyer:           CAPSTONE PHARMACY SERVICES, INC.
                          2930 Washington Boulevard
                          Baltimore, MD  21230-1197
                          Attn: R. Dirk Allison

         Seller:          DCAMERICA INC.
                          280 Park Avenue
                          West Building, 4th Floor
                          New York, NY  10017
                          Attn: Curtis B. Johnson

         Copies to:       HARWELL HOWARD HYNE GABBERT & MANNER, P.C.
                          1800 First American Center
                          315 Deaderick Street
                          Nashville, TN  37238
                          Attn: Mark Manner


         8.2 Expenses. Seller and Buyer each shall bear its own costs and expenses incurred in connection with the preparation of this Agreement, Closing of the transaction contemplated hereunder and all other agreements or writings prepared in connection herewith.

         8.3 Headings. The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the construction or interpretation of this Agreement.

         8.4 Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

         8.5 Assignment. This Agreement shall inure to the benefit of and be binding on the successors and legal representatives of each of the parties, but this Agreement may be not be assigned by any party without the written consent of the other parties; provided, however, that Buyer may assign this Agreement in whole or in part to a subsidiary or affiliate of Buyer, and may assign its rights hereunder to any lender, provided no such assignment shall affect the obligations of Buyer.

         8.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement.

         8.7 Exclusiveness. This Agreement embodies all of the representations, warranties, and agreements of the parties hereto with respect to the subject matter hereof, and all prior understandings, representations, and warranties (whether oral or written) with respect to such matters are hereby superseded and merged into this Agreement. This Agreement may not be amended, modified, waived, discharged, or orally terminated except by an instrument in writing signed by Buyer and Seller.

         8.8 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

         8.9 Schedules. The Schedules annexed hereto form an integral part of this Agreement and are hereby incorporated into this Agreement wherever reference is made to them to the same extent as if they were set out in full at the point at which such reference is made.

         8.10    Survival.  The provisions of this Agreement shall survive
Closing.

         8.11 No Third Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the parties hereto, and with respect to Buyer, its parent and any of their directors, officers, shareholders, employees and agents as well as the Corporation. It shall create no rights in any persons other than as set forth in the immediately preceding sentence.

         IN WITNESS WHEREOF, Seller and a duly authorized officer of Buyer have executed this Agreement as of the date first written above.




              THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK

                          BUYER:

                          CAPSTONE PHARMACY SERVICES, INC.



                          By:
                                -------------------------------------
                          Title:
                                -------------------------------------




                          SELLER:

                          DCAMERICA INC.


                          By:
                                -------------------------------------

                          Title:
                                -------------------------------------

                               LIST OF SCHEDULES


1.3              Excluded Obligations

1.7              Purchase Price

2.4 (a)          Financial Statements

2.5 (a)          List and Copies/Summaries of Leased
                 Real Property Including a Description
                 of all other interests in Real Property

2.5 (b)          List and Description of all Leased
                 Equipment and Furnishings with Copies
                 of Leases

2.8              Third Party Consents

2.9              Litigation

                       Schedule 1.3 Excluded Obligations

                                      None

                          Schedule 1.7 Purchase Price

                                 $5,989,852.07

                      Schedule 2.4(a) Financial Statements

                                 (see attached)

                      Schedule 2.5(a) Leased Real Property

                                 (see attached)

                Schedule 2.5(b) Leased Equipment and Furnishings

                                 (see attached)

                       Schedule 2.8 Third-Party Consents

                                 None Required

                                  Schedule 2.9

Medidyne is considering litigation against Medical Biotics and certain employees and shareholders of Medical Biotics for breach of the purchase agreement and for misrepresentations made in connection with the purchase agreement.